SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 14, 2005

SCOTIA PACIFIC COMPANY LLC

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

333-63825

(Commission File Number)

68-0414690

(I.R.S. Employer Identification Number)

P.O. Box 712 125 Main Street, 2nd Floor Scotia, California (Address of Principal Executive Offices)	95565 (Zip Code)

Registrant's telephone number, including area code: (707) 764-2330

Item 8.01.	Other Events.

State Water Board Decision

Registrant's cash flows have been negatively impacted by, among other factors, failure of the staff of the North Coast Regional Water Quality Control Board (the "North Coast Water Board") to allow harvesting under previously-approved timber harvesting plans ("THPs") in the Freshwater and Elk River watersheds, which THPs represented a substantial portion of the harvest planned on the Registrant's timberlands for the first half of 2005. In February 2005, the Executive Officer of the North Coast Board released sufficient THPs to allow the harvest of up to 50% of the harvest limit established by the California Department of Forestry for these two watersheds (the "CDF Harvest Limit"). On March 16, 2005, the North Coast Water Board ordered the enrollment of additional THPs that would allow the harvest of up to 75% of the CDF Harvest Limit. Third parties subsequently appealed this decision to the State Water Resources Control Board (the "State Water Board").

On June 16, 2005, the State Water Board heard this appeal and rendered a decision, which has the effect of disallowing (at the current time) further harvesting on the additional 25% of the CDF Harvest Limit approved by the North Coast Water Board on March 16, 2005. The State Water Board's decision also has the effect of disallowing further harvesting in the Freshwater and Elk River watersheds until watershed-wide waste discharge requirements ("WWDRs") for these watersheds are adopted by the North Coast Water Board. The Registrant has described in its previous filings the status of WWDRs in respect of the Freshwater and Elk River watersheds. The Registrant is in the process of evaluating its best course of action in light of the State Water Board's decision.

The Registrant has previously disclosed that its current estimates indicate that its cash flows from operations, together with funds available under its line of credit and its other available funds, will likely be inadequate to pay all of the interest due on the July 20, 2005 payment date for its Timber Collateralized Notes. The Registrant has not altered this assessment as a result of the State Water Board's decision.

Dismissal of Humboldt County DA Action

The Registrant has previously disclosed a civil suit filed against the Registrant and certain of its affiliates by the District Attorney of Humboldt County, California (the "Humboldt DA action"). See Note 3 (under "Timber Harvest Litigation") to the Condensed Notes to Financial Statements contained in the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which description is incorporated herein by reference. On June 14, 2005, the Humboldt County Superior Court dismissed the Humboldt DA action in its entirety. While the District Attorney has the ability to appeal this decision, the Registrant believes that the ruling has further diminished its exposure with respect to this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 20, 2005	SCOTIA PACIFIC COMPANY LLC
		By:	/s/ Bernard L. Birkel
		Name:	Bernard L. Birkel
		Title:	Secretary & Senior Assistant General Counsel

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